Exhibit 10.26

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”), dated as of December 21, 2005, is made and entered into by and among CCMG Holdings, Inc., a Delaware corporation (“Holdings”), CCMG Corporation a Delaware corporation and wholly owned subsidiary of Holdings (“CCMG”), and The Hertz Corporation, Inc., a Delaware corporation and wholly owned subsidiary of CCMG (the “Company”).  This Agreement shall become effective and binding upon the parties hereto immediately upon the effective time of the Acquisition (as defined below) (the “Effective Time”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to provide for the allocation of liabilities, procedures to be followed, and other matters with respect to Combined Taxes (as defined below);

WHEREAS, pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, by and among Holdings and Ford Holdings LLC, a Delaware limited liability company and Ford Motor Company, a Delaware corporation, Holdings will acquire all the shares of the Company (the “Acquisition”);

WHEREAS, following the consummation of the Acquisition and pursuant to an Agreement and Plan of Merger and Plan of Reorganization, of even date herewith, between CCMG Acquisition Corporation, a Delaware corporation (“CCMG Acquisition”) and the Company, CCMG Acquisition will merge with and into the Company, with the Company being the surviving company;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.                                       Definitions.

                Code:  shall mean the Internal Revenue Code of 1986, as amended.

                Combined Tax:  shall mean any Tax in respect of a Combined Tax Group.

Combined Tax Group:  shall mean any affiliated group of which the Company or any of its Subsidiaries was or is, or was or is required to be, a member for any Tax year and of which Holdings or CCMG was or is, or was or is required to be, the common parent for purposes of paying Taxes or filing a Tax Return.

Combined Tax Return:  shall mean any Tax Return with respect to any Combined Tax.

Company Group:  shall mean, with respect to any Combined Tax, a subgroup of the relevant Combined Tax Group, whose member or members shall include each member of such Combined Tax Group that is either the Company or a Subsidiary of the Company.

Due Date:  shall mean, with respect to the filing of any Tax Return or the payment of Tax, the date on which such Tax Return is due to be filed with, or such payment is due to be made to, the appropriate Taxing Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

Estimated Tax Sharing Payments:  shall mean the periodic tax sharing payments required under Article III, Section 2 of this Agreement.

IRS:  shall mean the United States Internal Revenue Service, including, but not limited to, its authorized agents and representatives and, in the case of a litigated controversy, the attorneys representing it.

Person:  shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

Pro Forma Company Return:  shall mean a pro forma Tax Return prepared pursuant to Article III, Section 1 or 3.

Subsidiary:  shall mean, with respect to any Person at any time, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) such Person or (b) one or more Subsidiaries of such Person.

Tax:  shall mean any federal, state, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, profits,

windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, rent, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

Tax Return:  shall mean any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment to any of the foregoing relating to Taxes.

Taxing Authority:  shall mean, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

Treasury Regulations:  shall mean the regulations prescribed under the Code.

2.                                       Successors.

References to the Company, Holdings or CCMG shall include any successor thereto or any Person with respect to which the Company, Holdings or CCMG, respectively, is the successor.

ARTICLE II

PROCEDURAL MATTERS

1.                                       Holdings or CCMG, as the case may be, shall have the sole and exclusive responsibility for the preparation and filing of each Combined Tax Return for each Combined Tax with respect to which it is the common parent, including any amended returns and any other returns, documents or statements required to be filed with any Taxing Authority relating to such Combined Tax Return.  All such Combined Tax Returns shall be filed by Holdings or CCMG, as the case may be, on a timely basis, taking into account extensions of the due date for the filings of such returns.

2.                                       The Company shall, and shall cause each of its Subsidiaries that is eligible to be a member of the relevant Combined Tax Group to, join and continue to join in filing a Combined Tax Return with respect to each jurisdiction for all Tax years for which such Subsidiary is eligible to do so under the applicable Tax law, unless Holdings or CCMG, as the case may be, shall request otherwise.

3.                                       Holdings or CCMG, as the case may be, shall (a) make all payments to the applicable Taxing Authority of all Combined Taxes that the relevant Combined Tax Group is required to pay, including estimated payments relating thereto and (b) have the right to exercise all powers of a common parent with respect to each Combined Tax Return or Combined Tax.

4.                                       Holdings or CCMG, as the case may be, shall be the sole and exclusive agent of the Combined Tax Group of which it is the common parent and of each member of such group in respect of any and all matters relating to any Combined Tax of such group for all Combined Tax Return years.  In its sole discretion, Holdings or CCMG, as the case may be, shall have the right with respect to each such Combined Tax Return (a) to determine (i) the manner in which such return shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported and the adoption or change of any method of accounting, (ii) whether any extensions may be requested and (iii) the elections that will be made by each member of the Combined Tax Group for which such Combined Tax Return is filed, (b) to contest, compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any audit of such return by any Taxing Authority, (c) to file, prosecute, compromise or settle any claim for refund and (d) to determine whether any refund to which such Combined Tax Group may be entitled shall be paid by way of refund or credited against the Combined Tax liability of such group.  The Company hereby irrevocably appoints, and shall cause each of its Subsidiaries that is a member of each such Combined Tax Group to irrevocably appoint Holdings or CCMG, as the case may be, as its agent and attorney-in-fact to take such action (including the execution of documents) as Holdings or CCMG, as the case may be, may deem appropriate to effect the foregoing.

5.                                       The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of a Combined Tax Group to, reimburse Holdings or CCMG, as the case may be, for (a) any outside legal and accounting expenses incurred by Holdings or CCMG in the course of the conduct of any audit or contest regarding a Combined Tax liability of such group, (b) any other expenses incurred by Holdings or CCMG in the course of any litigation relating thereto and (c) the cost of preparing any Combined Tax Return or otherwise administering this Agreement.

6.                                       The Company shall, and shall cause each of its Subsidiaries that is a member of a Combined Tax Group to, furnish to Holdings or CCMG, as the case may be, in a timely manner such information, documents and other assistance, in each case as Holdings or CCMG may reasonably request in connection with the filing of each Combined Tax Return with respect to such group or any audit or examination by any Taxing Authority or any judicial or administrative proceeding relating to a Combined Tax of such group or otherwise with respect to this Agreement and the transactions contemplated hereby.

ARTICLE III

TAX SHARING PAYMENTS

1.                                       For each Tax year for which Holdings or CCMG files, or is required to file, a Combined Tax Return on or after the Effective Time, Holdings or CCMG, as the case may be, shall timely prepare, or cause to be prepared, a Pro Forma Company Return for the relevant Company Group for such year (including, if necessary, preparing Pro Forma Company Returns for prior years).  Each such Pro Forma Company Return shall include only the items of income, deduction, gain, loss and credit of the members of the Company Group that join in the filing of such Combined Tax Return, and shall be prepared in a manner consistent with the elections, methods of accounting, and positions with respect to specific items made or used by Holdings or CCMG for purposes of such Combined Tax Return.  Each such Pro Forma Company Return shall reflect any carryovers of net operating losses, net capital losses, excess tax credits or other tax attributes from Pro Forma Company Returns with respect to the same Combined Tax for prior years assuming that members of such Company Group had not been in existence before the Effective Time, which carryovers could have been utilized by the Company Group if such Company Group had never been included in the relevant Combined Tax Group, but only to the extent Holdings or CCMG, as the case may be, utilizes such carryovers.  For purposes of this Article III, Section 1, (a) a carryover will be treated as utilized by Holdings or CCMG to the extent that the Tax liability of the relevant Combined Tax Group determined taking into account such carryover is less than the Tax liability of such Combined Tax Group determined without giving effect to such carryover, (b) any provision of the Code that requires consolidated computations, such as sections 861 and 1231, and any similar provision with respect to any other Combined Tax, shall be applied separately to the Company Group for purposes of preparing the Pro Forma Company Return and (c) Treasury Regulations section 1.1502-13, and any similar provisions with respect to any other Combined Tax, shall be applied as if the Company Group were not a part of the relevant Combined Tax Group.  The Pro

Forma Company Return shall be provided to the Company no later than 10 days before the Due Date for filing the relevant Combined Tax Return.

2.                                       For each Tax year in which a Combined Tax Return is, or is required to be, filed by Holdings or CCMG, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make periodic payments (“Estimated Tax Sharing Payments”) to Holdings or CCMG, as the case may be, in such amounts as, and no later than the dates on which, payments of estimated tax with respect to such Combined Tax would be due on or after the Effective Time from the Company Group under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, if it were not included in the relevant Combined Tax Group (computed on a basis consistent with the relevant Pro Forma Company Return).  The balance, if any, of the Estimated Tax Sharing Payments due on or after the Effective Time for such Tax year shall be paid to Holdings or CCMG, as the case may be, no later than December 15 of such year.  The Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, pay to Holdings or CCMG, as the case may be, no later than the Due Date (for this purpose, determined without regard to extensions) on which each Combined Tax Return for each Tax year is, or is required to be, filed by Holdings or CCMG on or after the Effective Time, an amount equal to the excess of (a) the sum of (i) the Tax liability shown on the relevant Pro Forma Company Return prepared for such Tax year and (ii) the additions to tax, if any, under section 6655 of the Code, and any similar provisions with respect to any other Combined Tax, that would have been imposed upon the Company Group (treating the amount due to Holdings or CCMG under clause (i) above as the Company Group’s Tax liability and treating any Estimated Tax Sharing Payments as estimated Tax payments with respect to such liability) over (b) the Estimated Tax Sharing Payments made relating thereto.

3.                                       To the extent that, after the Effective Time, any audit, litigation, claim or refund with respect to a Combined Tax Return results in an increase in Tax liability relating to the treatment of a Company Group item, a corresponding adjustment shall be made to such item and to the Company Group’s Tax liability reflected on the applicable Pro Forma Company Return.  Within 5 days after any such adjustment, the Company shall, and shall as appropriate cause each of its Subsidiaries that is a member of the relevant Combined Tax Group to, make additional Tax sharing payments, including interest and penalties consistent with such adjustment, to Holdings or CCMG, as the case may be.

4.                                       All calculations required to be made by Holdings or CCMG under this Agreement shall be binding upon the parties hereto absent manifest error.

ARTICLE IV

INTEREST

1.                                       With respect to any federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to Holdings or CCMG, as the case may be, shall be subject to an interest charge at the rate and in the manner provided in the Code for interest on underpayments of federal income Tax for the relevant period.

2.                                       With respect to any Combined Tax other than federal income Tax, any amount relating thereto which is required to be paid by the Company or any of its Subsidiaries pursuant to this Agreement and which has not been timely paid to Holdings or CCMG, as the case may be, shall be subject to an interest charge at the rate and in the manner provided under the applicable state or local statute for interest on underpayments of such Tax for the relevant period.

ARTICLE V

MISCELLANEOUS PROVISIONS

1.                                       Any information or documents furnished by one party to another pursuant to this Agreement shall be treated as confidential and, except as, and to the extent, required during the course of an audit or litigation or otherwise required by law, shall not be disclosed to another Person without the consent, which shall not be unreasonably withheld, of the first party.

2.             All payments to be made by any party under this Agreement shall, except to the extent otherwise specifically provided herein, be made without setoff, counterclaim or withholding, all of which are expressly waived.

3.             Nothing in this Agreement shall be construed to require a party hereto to pay any liability or obligation arising under this Agreement more than once.

4.             If due to any change in applicable law, regulations, or interpretation thereof after the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.5.        This Agreement shall be binding upon and inure to the benefit of any successor to each of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

6.                                       This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the rules or principles of conflict of laws thereof, to the extent the same are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction.

7.                                       This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which when taken together shall constitute one and the same instrument.

8.                                       The headings in this Agreement are for convenience only and shall not be deemed for any purpose to constitute a part or to affect the interpretation of this Agreement.

9.                                       This Agreement may be amended from time to time by agreement in writing executed by all the parties hereto or all of the parties then bound thereby.  This Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes all prior written and oral understandings with respect thereto.

10.                                 Any notice, request or other communication required or permitted in this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:

If to Holdings:

CMG Holdings, Inc.,

c/o M&C Corporate Services Limited (on behalf of Clayton,

Dubilier & Rice Fund VII, L.P.)

P.O. Box 309GT

Ugland House

South Church Street

George Town, Grand Cayman

Cayman Islands, British West Indies

Telecopy:  345-949-8080

If to CCMG:

CCMG Corporation

c/o M&C Corporate Services Limited (on behalf of Clayton,

Dubilier & Rice Fund VII, L.P.)

P.O. Box 309GT

Ugland House

South Church Street

George Town, Grand Cayman

Cayman Islands, British West Indies

Telecopy:  345-949-8080

If to the Company:

The Hertz Corporation

225 Brae Boulevard

Park Ridge, New Jersey 07656-0713
Attention:  Senior Vice President, General Counsel & Secretary
Telecopy:  201-307-2748

In each case, with a copy to (which shall not constitute notice):

Clayton, Dubilier & Rice, Inc.

375 Park Avenue

18th Floor

New York, New York  10152

Attention:  David H. Wasserman

Telecopy:  212-893-7061

The Carlyle Group
1001 Pennsylvania Avenue, NW

Suite 220 South

Washington, DC 2004-2505

4 World Financial Center, 23rd Floor
New York, NY 10080
Attention:  Gregory S. Ledford
Telecopy:  202-347-1818

Merrill Lynch Global Private Equity
4 World Financial Center, 23rd Floor
New York, NY 10080
Attention: George Bitar
Robert End
Telecopy:  212-449-1119

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn:  David A. Brittenham, Esq.

or to such other address as set forth in writing by either party to the other in accordance with this section.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives.

CCMG HOLDINGS, INC.

By:	/s/ David H. Wasserman
Name: David H. Wasserman
Title: President

CCMG CORPORATION

By:	/s/ Nathan K. Sleeper
Name: Nathan K. Sleeper
Title: Vice President and Treasurer

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe
Name: Harold E. Rolfe
Title: Senior Vice President, General Counsel and Secretary